Exhibit 99.1

Contact:	Christina Pretto (News Media) 212-770-7803 Mark Herr (News Media) (O) 212-770-3505 (C) 718-685-9348 Teri Watson (Investment Community) 212-770-7074
AIG BOARD OF DIRECTORS ISSUES STATEMENT
ON SUCCESSION PLANNING
NEW YORK, October 27, 2010 — Today, upon unanimous vote, the Board of Directors of American International Group, Inc. (AIG) agreed to issue the following statement:
“We are committed to management continuity and ensuring that we have established appropriate, orderly succession plans.
“Bob Benmosche, President and Chief Executive Officer of AIG, had previously committed to the Board that he would remain CEO until AIG completed repayment of its taxpayer obligations, which is currently expected to be sometime in 2012. Bob feels fine, continues to work a normal schedule, and the Board continues to assume that Bob will remain CEO on this timetable.
“Given the effectiveness of Bob’s leadership, his commitment to his role, and the strength of the AIG management team, the Board remains comfortable with its current succession planning timetable. In light of the news of Bob’s health condition, however, the Board held a meeting today to review our succession planning process. While Bob continues to perform his job very well, and we have no reason to expect otherwise going forward, we determined on the basis of prudence the following:
•	“In the event that Bob would become unwilling or unable to continue to effectively serve in his current role, our Chairman, Steve Miller, would step in as interim CEO of AIG for as long as it takes to identify and select a long-term replacement for Bob.

•	“The Board intends to review its selection criteria for the next CEO and will continue to discuss succession planning. The choice of a long term successor to the CEO will include a fair evaluation of internal candidates as well as external candidates. The process would then be concluded when, over the next two years, it is appropriate to name Bob’s eventual successor.”
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American International Group, Inc.
70 Pine Street, New York, NY 10270

AIG Board of Directors Issues Statement on Succession Planning
October 27, 2010
Page two
     AIG is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect AIG’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to provide an update concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.
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